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                                                                   EXHIBIT 23.4

                         INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of ACC Corp. on Form S-4 of our report dated March 28, 1997, except for Notes 9 and 12, for which the date is January 21, 1998, appearing in the Annual Report on Form 10-K/A of US WATS, Inc. for the year ended December 31, 1996, and to the use of our report dated March 28, 1997, except for Notes 9 and 12, for which the date is January 21, 1998, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.

Deloitte & Touche LLP
Philadelphia, PA
January 22, 1998